BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE
NASDAQ: BPAX

BioSante Pharmaceuticals Reports Third Quarter 2008 Financial Results
LibiGel® Continues To Be Focus in Treatment of Female Sexual Dysfunction

LINCOLNSHIRE, Illinois - (November 10, 2008) --- BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today reported its financial results for the third quarter and nine months ended September 30, 2008, and stated that LibiGel (testosterone gel) for the treatment of female sexual dysfunction continues as BioSante’s number one focus.   LibiGel currently is in three Phase III clinical trials to support submission and approval of a new drug application (NDA) with the FDA.  The LibiGel Phase III safety and efficacy trials are being conducted under an FDA approved SPA.

BioSante incurred a net loss of approximately $6.6 million or ($0.24) per share for the quarter ended September 30, 2008 and $16.3 million or ($0.60) per share for the nine months ended September 30, 2008, compared to a net loss of $1.7 million or ($0.06) per share and $5.9 million or ($0.24) per share for the same respective periods in 2007.  The increased net loss was due primarily to anticipated increased expenses to conduct the three ongoing LibiGel Phase III clinical trials.

The Company’s cash, cash equivalents and short-term investments as of September 30, 2008 were approximately $17.5 million, as compared to approximately $22.8 million as of June 30, 2008.

About BioSante Pharmaceuticals, Inc.
BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante's lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II clinical development using BioSante patented technology.   The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3.0 billion. The company also is developing its calcium phosphate technology (CaP) for novel vaccines, drug delivery and aesthetic medicine (BioLook™).  Additional information is available online at: www.biosantepharma.com.

For more information, please contact:
McKinney/Chicago
Alan Zachary
(312) 944-6784 ext. 316;
azachary@mckinneychicago.com;

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Investors:  Adam S. Holdsworth / Christine Berni   212-825-3210
or
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